Exhibit (10.6)

EASTMAN KODAK COMPANY

2013 OMNIBUS INCENTIVE PLAN

Award Agreement

This “Award Agreement” evidences an award of restricted stock units (“RSUs”) and non-qualified stock options (“NQSOs”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”).  Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee	<Participant Name>
Grant Date:	<Grant Date>
Number of RSUs:	<Number of RSUs>
Number of NQSOs:	<Number of Options> with a strike price of $<Price>

Vesting Schedule:

Vesting Date	Percentage Vesting
<Date 1>	33 1/3%
<Date 2>	33 1/3%
<Date 3>	33 1/3%

The RSUs and NQSOs will only vest if the Grantee is continuously employed by the Company or any of its Affiliates from the Grant Date through the applicable Vesting Date, and except as otherwise provided by this Award Agreement, any unvested RSUs will be forfeited upon any termination of service.

Termination without Cause or for Good Reason:

If the Company terminates your employment without Cause or you terminate your employment for Good Reason, your award will continue to vest and remain exercisable according to the terms of the actual award without regard to any continued employment condition (“Continued Vesting”).

Related Definitions:

a.	“Cause” means any of the following:
1.

Your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his or her sole discretion.

2.	Your failure to follow a lawful written directive of the Chief Executive Officer, your supervisor or the Board.

3.	Your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business.
4.	Your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in your system.
5.

Any act or omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or the Company, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law.

6.	Your conviction of or plea of guilty or no contest to any crime involving moral turpitude.
7.	Any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in the Company to whom you have a reporting relationship in any capacity.
8.	Your breach of the Company’s Business Conduct Guide or the Eastman Kodak Company Employee’s Agreement.

b.	“Good Reason” means any of the following:
1.	A material diminution in your total target cash compensation, comprised of your Salary and target Annual Incentive.
2.	A material diminution in your authority or responsibilities.
3.	Any material breach of your Employment Agreement by the Company.
4.	Any purported termination by the Company of your employment other than as expressly permitted by your Employment Agreement.

Termination for Cause or without Good Reason:

If the Company terminates your employment for Cause or you terminate your employment without Good Reason, you will forfeit any unvested units.

Disability or Death:

If your employment terminates as a result of your Disability or death, the Company will provide Continued Vesting on any unvested units.

Related Definitions:

a.	“Disability” means meeting the definition of disability under the terms of the Kodak Long-Term Disability Plan and receiving benefits under such plan.

Delivery Date:

No later than 30 days after the applicable Vesting Date and subject to Section 16.4 of the Plan (Tax Withholding), the Company shall issue to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each RSU that vests on such date.  Also, upon Vesting, your NQSOs will allow you to purchase shares of Eastman Kodak Company (“Kodak”) common stock at the strike price noted above.  Each option provides for the ability to purchase a single share of common stock.

Duration:

Notwithstanding the employment conditions noted under the Vesting Schedule, each NQSO will expire at the close of business on the day immediately prior to the seventh (7th) anniversary of the Grant Date, unless sooner forfeited in accordance with the terms and conditions of the Award Agreement or the Plan.

All Other Terms:

As set forth in the Plan.

The Plan is incorporated herein by reference, and, by accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.  This Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs and NQSOs.

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